EXHIBIT 99.1

IZEA Reports Record Second Quarter 2016 Results
Record Revenue Up 49% to $6.9M; Record Gross Profit Up 104% to $3.5M

ORLANDO, FL (August 11, 2016) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported record results for the second quarter ended June 30, 2016.

Q2 2016 Financial Highlights vs. Same Year-ago Quarter

•	Revenue up 49% to a record $6.9 million.

•	Sponsored Social revenue increased 86% to $4.5 million, Content revenue increased 9% to $2.3 million.

•	Revenue backlog at the end of the quarter was $8.9 million, including unbilled bookings of $5.1 million and unearned revenue of $3.8 million.

•	Net bookings increased 10% to $6.8 million. The increase in bookings included Sponsored Social bookings up 16% to $4.5 million and Content bookings up 1% to $2.3 million.

•	Gross profit increased 104% to a record $3.5 million.

•	Gross margin was 51%, up from 37% in Q2 2015. Sponsored Social gross margin was 63%, up from 58% in Q2 2015. Gross margin for Content was 24%, up from 11% in Q2 2015.

•	New opportunity pipeline, a representation of new client proposals generated within the quarter, increased 13% to a record $37.6 million.

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At the end of the quarter, cash and cash equivalents totaled $8.0 million, accounts receivable, net of allowance for doubtful accounts, was $4.7 million and the company had an unused credit line of $5.0 million.

H1 2016 Financial Highlights vs. Same Year-ago Period

•	Revenue up 41% to $12.4 million.

•	Bookings up 36% to $14.3 million.

•	Gross profit up 72% to $5.9 million, gross margin up from 39% to 47%.

Q2 2016 Operational Highlights

•	Integrated a top 10 U.S. retailer into the SocialLinks™ program.

•	Added 10 sales team members, bringing total sales rep to 50 at the end of the quarter.

•	Released 51 updates to IZEAx, including expanded support for video opportunities, enhanced Creator search features and new list curation tools.

•	Named one of the 2016 Best Places to Work by the Orlando Business Journal.

•	Selected by Hashtag Social Media Agency to power influencer marketing in the Middle East and North Africa.

•	Invited to become a member of the Russell Microcap® Index.

Management Commentary

“In Q2, our record topline and strong margin improvement was primarily driven by organic growth of higher margin Sponsored Social revenue and increased use of managed services,” said Ted Murphy, IZEA’s Chairman and CEO. “During the quarter, we also increased the sales of Content to brand customers and expect to see continued improvement in the Content revenue margins.”

“Our recently announced ZenContent acquisition further broadens our content client base with higher margin e-commerce companies and online publishers. This accretive acquisition is part of our ongoing plan to aggregate best-in-class providers in the content and influencer marketing spaces. Looking ahead, we continue to actively pursue accretive acquisition opportunities that can both grow revenue and increase our penetration in niche markets. In addition, we will continue to invest in growing our sales and engineering organizations to support continued growth.”

Q2 2016 Financial Results
Revenue in the second quarter of 2016 increased 49% to a record $6.9 million, compared to $4.6 million in the same year-ago quarter. The increase is primarily due to organic growth in all of the company’s revenue streams, including Sponsored Social revenue, Content revenue, and, to a lesser extent, Service Fee revenue.

Gross profit in the second quarter of 2016 increased 104% to a record $3.5 million or 51% of revenue. This compares to $1.7 million, or 37% of revenue, in the second quarter of 2015. The increase in gross profit was primarily attributable to increased use of the company’s managed services versus self-service content and sponsored social offerings.

Operating expenses in the second quarter of 2016 were $5.1 million, compared to $3.9 million in the same year-ago quarter. The increase in operating expenses were primarily due to increased personnel costs and additional overhead. These costs increased as a result of a 44% increase in the average number of the company’s administrative and engineering personnel and a 20% increase in the number of its sales and marketing personnel compared to the second quarter of 2015.

Net loss in the second quarter of 2016 was $1.6 million or $(0.30) per share, as compared to a net loss of $2.0 million or $(0.69) per share in the same year-ago quarter. The improvement in net loss is primarily due to increased revenue and profit margins partially offset by the increase in operating expenses and reduced gain from change in the fair value of derivative financial instruments in the second quarter of 2016 compared to the same year-ago quarter.

Adjusted EBITDA (a non-GAAP metric management uses as a proxy for operating cash flow, as defined below) in the second quarter of 2016 was negative $1.1 million, compared to negative $1.7 million in the same year-ago quarter. The change in adjusted EBITDA was primarily due to the reduction in net loss and change in the fair value of derivatives. Adjusted EBITDA as a percentage of revenue in the second quarter of 2016 was negative 16% as compared to negative 37% in the same year-ago quarter.

Cash and cash equivalents at June 30, 2016 totaled $8.0 million, compared to $10.1 million at March 31, 2016.

Business Outlook
Trailing twelve-month revenue is up 83% to $24.1M, compared to the second quarter of 2015. IZEA expects 2016 organic bookings to range between $33 million to $35 million, which would represent growth of 35% to 43% versus 2015. The company expects 2016 revenue to range between $27 million to $30 million, which would represent growth of 61% to 71% versus prior year.

Conference Call
IZEA will hold a conference call to discuss its second quarter results today at 5:00 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Thursday, August 11, 2016
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Dial-in number: 1-877-407-4018
Webcast: http://public.viavid.com/index.php?id=120692

The conference call will be webcast live and available for replay via the Investors section of the company’s website at http://corp.izea.com

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 18, 2016.

Replay number: 1-877-870-5176
Replay ID: 13642828

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-list celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are described in greater detail in our public filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segments in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, challenges integrating acquired business and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

IZEA, Inc.
Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$8,015,684	$11,608,452
Accounts receivable, net of allowance for doubtful accounts of $244,000 and $139,000	4,668,264	3,917,925
Prepaid expenses	430,978	193,455
Other current assets	1,068	16,853
Total current assets	13,115,994	15,736,685

Property and equipment, net of accumulated depreciation of $571,203 and $445,971	570,836	596,008
Goodwill	2,468,289	2,468,289
Intangible assets, net of accumulated amortization of $1,116,092 and $730,278	1,420,377	1,806,191
Software development costs, net of accumulated amortization of $291,942 and $207,514	882,588	813,932
Security deposits	149,846	117,946
Total assets	$18,607,930	$21,539,051

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,239,128	$995,275
Accrued expenses	1,224,343	908,519
Unearned revenue	3,755,687	3,584,527
Current portion of deferred rent	32,340	14,662
Current portion of capital lease obligations	—	7,291
Current portion of acquisition costs payable	911,904	844,931
Total current liabilities	7,163,402	6,355,205

Deferred rent, less current portion	78,304	102,665
Acquisition costs payable, less current portion	—	889,080
Warrant liability	1,331	5,060
Total liabilities	7,243,037	7,352,010

Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,363,798 and 5,222,951, respectively, issued and outstanding	536	522
Additional paid-in capital	49,832,843	48,436,040
Accumulated deficit	(38,468,486)	(34,249,521)
Total stockholders’ equity	11,364,893	14,187,041

Total liabilities and stockholders’ equity	$18,607,930	$21,539,051

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue	$6,913,689	$4,627,742	$12,379,639	$8,763,236
Cost of sales	3,418,387	2,917,360	6,519,756	5,358,851
Gross profit	3,495,302	1,710,382	5,859,883	3,404,385

Operating expenses:
General and administrative	2,524,746	2,164,380	5,104,747	4,024,894
Sales and marketing	2,612,714	1,746,549	4,972,377	3,328,036
Total operating expenses	5,137,460	3,910,929	10,077,124	7,352,930

Loss from operations	(1,642,158)	(2,200,547)	(4,217,241)	(3,948,545)

Other income (expense):
Interest expense	(11,411)	(36,393)	(32,750)	(55,163)
Change in fair value of derivatives, net	26,421	250,507	29,273	(2,255,444)
Other income, net	803	1,142	1,753	2,949
Total other income (expense)	15,813	215,256	(1,724)	(2,307,658)

Net loss	$(1,626,345)	$(1,985,291)	$(4,218,965)	$(6,256,203)

Weighted average common shares outstanding – basic and diluted	5,350,128	2,885,721	5,320,962	2,885,305
Basic and diluted loss per common share	$(0.30)	$(0.69)	$(0.79)	$(2.17)

IZEA, Inc.
Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(4,218,965)	$(6,256,203)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	125,232	96,536
Amortization of software development costs and other intangible assets	470,242	303,971
Provision for losses on accounts receivable	105,000	—
Stock-based compensation	405,326	322,744
Fair value of stock and warrants issued or to be issued for payment of services	72,470	105,341
Change in fair value of derivatives, net	(29,273)	2,255,444
Changes in operating assets and liabilities, net of effects of business acquired:
Accounts receivable	(855,339)	(832,326)
Prepaid expenses and other current assets	(138,871)	(258,099)
Accounts payable	243,853	209,420
Accrued expenses	342,549	159,643
Unearned revenue	171,160	879,598
Deferred rent	(6,683)	1,096
Net cash used for operating activities	(3,313,299)	(3,012,835)

Cash flows from investing activities:
Purchase of equipment	(100,060)	(73,296)
Increase in software development costs	(153,084)	—
Acquisition, net of cash acquired	—	(905,586)
Security deposits	(31,900)	(4,400)
Net cash used for investing activities	(285,044)	(983,282)

Cash flows from financing activities:
Proceeds from exercise of options	34,587	29,865
Stock issuance costs	(21,721)	—
Payments on capital lease obligations	(7,291)	(29,869)
Net cash provided by (used for) financing activities	5,575	(4)

Net decrease in cash and cash equivalents	(3,592,768)	(3,996,121)
Cash and cash equivalents, beginning of period	11,608,452	6,521,930

Cash and cash equivalents, end of period	$8,015,684	$2,525,809

Supplemental cash flow information:
Cash paid during the year for interest	$47,045	$4,578

Non-cash financing and investing activities:
Fair value of warrants issued	$—	$51,950
Acquisition costs payable for assets acquired	$—	$4,192,639
Acquisition costs paid through issuance of common stock	$848,832	$—
Fair value of common stock issued for future services	$82,867	$—

IZEA, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(1,626,345)	$(1,985,291)	$(4,218,965)	$(6,256,203)
Non-cash stock-based compensation	200,354	180,413	405,326	322,744
Non-cash stock issued for payment of services	41,220	70,291	72,470	105,341
Change in the fair value of derivatives	(26,421)	(250,507)	(29,273)	2,255,444
Interest expense	11,411	36,393	32,750	55,163
Depreciation and amortization	299,177	226,211	595,474	400,507
Adjusted EBITDA	$(1,100,604)	$(1,722,490)	$(3,142,218)	$(3,117,004)

Media Relations for IZEA:
Lindsay Broadhurst
Director, Corporate Events & Communications
IZEA, Inc.
(407) 215-6218
lindsay.broadhurst@izea.com

Investor Relations for IZEA:
Ronald A. Both
Liolios Investor Relations
(949) 574-3860
izea@liolios.com

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